Exhibit 99.1

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June 30, 2005

First Financial Bancorp Announces Strategic-Plan Progress

HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today gave an update on the company’s new strategic plan that was announced on March 14, 2005.

Strategy review:
As previously announced, a major component of First Financial’s new plan is to create one company by consolidating all banking, wealth management, and insurance operations under one banking charter. This will be accomplished by merging Sand Ridge Bank, headquartered in Highland, Indiana, and Community First Bank & Trust, headquartered in Celina, Ohio, into First Financial Bank, N.A., headquartered in Hamilton, Ohio. Going forward, the company will be officially known as First Financial Bank, but the three banking lines of business will continue to market in their local areas under the brand names Community First Bank & Trust, Sand Ridge Bank, and First Financial Bank.

First Financial has applied for a national bank charter for the consolidation under one company name. Subject to regulatory approval, the merger will take place in the third quarter of 2005.

Upon consolidation, First Financial will have five lines of business that are dedicated to long-term relationship development with clients. The company expects to gain simplicity of process, greater efficiency, more fluid management of funding and capital in its markets, and a sharper focus on sales growth and client service.

Davis said, “We are making good progress with implementing our new strategic plan, and we have reached a point where we can announce some of the one-time costs and the cost savings that are associated with the operational consolidation component of the plan.”

Consolidations of many of First Financial’s non-client support functions are underway, and others will take place through the rest of this year. Consolidations are expected to be completed by the first quarter of 2006.

Costs associated with consolidation:
The pre-tax costs associated with the restructuring are estimated to be $4.5 million or $0.07 per share after tax. The majority of these costs will be recognized during the third and fourth quarters of 2005. Costs include $2.9 million for charges associated with staff reductions, $0.6 million in consulting and professional services, and $1 million in conversion-related programming costs, customer notifications, and other consolidation-related costs.

Expected savings from consolidation:
As a result of the operational consolidations, pre-tax salary and benefit reductions are estimated to be between $4.8 and $5.2 million or $0.07 and $0.08 per share after tax and are expected to begin shortly after the consolidation occurs in the third quarter of 2005. The savings will be fully recognized by the second quarter of 2006.

First Financial will continue to pursue aggressively all opportunities for additional cost savings.

Branch strategy:
These cost savings estimates are independent of a previously discussed branch rationalization process that will begin later in 2005.

On March 3, 2005, the company announced that it had reached a definitive agreement to sell its Fidelity Federal Savings Bank affiliate for $20 million in cash for an estimated $8 to $9 million pre-tax gain. This decision was part of the company’s program to evaluate markets that best fit the long-term strategy.

Growth strategy:
In addition to changing its organizational structure and getting expenses in line, First Financial is moving ahead with specific growth strategies that include a more aggressive sales culture and recruitment of business development specialists who can gather both loans and deposits. First Financial is also pursuing branch expansion in and near current banking markets and upgrades for some branch facilities.

Future announcements:
Later in 2005, First Financial will release additional information related to a capital plan, branching strategy, and revenue enhancements. A conference call will follow the second-quarter earnings release scheduled for July 22. Call-in details will be provided in the earnings release.

A $3.9 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp currently operates 4 banking affiliates with a total of 105 retail banking centers in Ohio, Michigan, Kentucky, and Indiana, as well as an investment-advisor affiliate and an operations affiliate. Insurance services are offered through First Financial Insurance.

This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2004. Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2004 Form 10-K.

First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: J. Franklin Hall
513-867-4954
frank.hall@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-867-4929
cheryl.lipp@comfirst.com

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